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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                       OF

                                 BELDEN CDT INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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
         A DELAWARE CORPORATION                            36-3601505
(STATE OF INCORPORATION OR ORGANIZATION)       (IRS EMPLOYER IDENTIFICATION NO.)
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           7701 FORSYTH BOULEVARD, SUITE 800 ST. LOUIS, MISSOURI 63105
                    (Address of principal executive offices)

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Securities to be registered pursuant to Section 12(b) of the Act:

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
                                       Name of each exchange on
                                       which each class is to be
Title of each class to be registered   registered
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
PREFERRED STOCK PURCHASE RIGHTS        NEW YORK STOCK EXCHANGE
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On December 8, 2006, Belden CDT Inc., a Delaware corporation (the "Company"), entered into an amendment ("Amendment No. 2") to the Company's existing Rights Agreement dated as of December 11, 1996, and as amended on November 15, 2004 (the "Rights Agreement"), between the Company and Computershare Trust Company, N.A., successor to The First National Bank of Boston (the "Rights Agent"). All capitalized terms herein shall have the meanings set forth in the Rights Agreement.

     Amendment No. 2. extends the expiration date of the Rights Agreement for an additional ten years to December 9, 2016, and implements a Three Year Independent Director Evaluation (TIDE) provision pursuant to which a committee comprised of independent directors (the "TIDE Committee") will review the Rights Agreement every three years (or earlier upon receipt of an acquisition proposal) to determine whether the Rights Agreement remains in the best interests of the Company and its stockholders. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed.

     In addition, Amendment No. 2 reestablishes the Purchase Price per one one-thousandth of a share of Preferred Stock at $150, subject to adjustment.

     A copy of Amendment No. 2 is attached hereto as Exhibit 4.2(a) and is incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by reference to Amendment No. 2.

ITEM 2. EXHIBITS

4.1 Rights Agreement dated as of December 11, 1996, between the Company and the Rights Agent, (incorporated by reference to Exhibit 1.1 to the Registration Statement of Cable Design Technologies Corporation ("CDT") on Form 8-A, File Number 000-22724, filed on December 11, 1996).

4.2 Amendment to the Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 15, 2004).

4.2(a) Amendment No. 2, dated as of December 8, 2006, to the Rights Agreement.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                        BELDEN CDT Inc.


Date: December 8, 2006                  By: /s/ Kevin L. Bloomfield
                                            ------------------------------------
                                            Kevin L. Bloomfield
                                            Secretary


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